CONSENT OF WILLIAM MERCER

I consent to the inclusion in the (i) management’s discussion and analysis of Avalon Rare Metals Inc. (the “Company”) for the period ended August 31, 2014 (the “MD&A”) and (ii) Form 20-F Annual Report of the Company for the year ended August 31, 2014 (the “Annual Report”) being filed with the United States Securities and Exchange Commission (the “SEC”) and with the Ontario Securities Commission as an annual information form, of references to my name with respect to technical information related to the Nechalacho Rare Earth Elements Project and other properties and assets of the Company (the “Technical Information”) in the MD&A and the Annual Report.

I also consent to the incorporation by reference in the Company’s Registration Statement on Form F-10 (No. 333-190771), as amended, filed with the SEC, of the references to my name and the Technical Information in the MD&A and the Annual Report.

Dated: December 1, 2014

/s/ Dr. William Mercer
Dr. William Mercer P. Geo., Vice-President,
Exploration of Avalon Rare Metals Inc.